FieldPoint Petroleum Provides Update

Drilling project with Cimarex Energy to begin this fall.

AUSTIN, Texas July 27, 2010 /Business wire/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) today provided an update of its 2010 operations. As previously announced, FieldPoint and Cimarex Energy Co (NYSE: XEC) are partnering to drill two wells that will target the Bone Spring formation in section 15 of the East Lusk Federal field in Lea County, New Mexico.  Drilling of the first of these wells is expected to begin this fall as planned, possibly early in the fourth quarter. FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two wells.

During the first quarter of 2010, both Revenues and Net Income increased dramatically over the same period last year. Ray Reaves, President and CEO of FieldPoint commented, “Favorable market conditions have continued through the second quarter and we are very pleased with our performance year to date. As a result of this, and our strong balance sheets, we are able to go forward with an aggressive growth program. I feel doubly fortunate that we are also in a position to continue a program to buy back FPP shares, which creates additional shareholder value.”

Mr. Reaves added, “The remainder of 2010 will be an exciting and highly important time for FieldPoint. Participation in our first horizontal drilling operation, with such a stellar partner as Cimarex, will be a milestone in itself. If market conditions continue to be favorable, as it appears they might, this could be a banner year for us in terms of both financial performance and growth.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com